                                                                    Exhibit 5.5

                [LETTERHEAD OF KREMER ASSOCIES & CLIFFORD CHANCE]

LEGAL OPINION

TO:                                                           12 September 2003

TRW AUTOMOTIVE FINANCE (LUXEMBOURG),S.A.R.L.
398, ROUTE D'ESCH L-1471
LUXEMBOURG, GRAND DUCHE DE LUXEMBOURG
352-48-18-28-1

Ladies and Gentlemen,

TRW AUTOMOTIVE FINANCE (LUXEMBOURG), S.A.R.L. (THE "COMPANY") - - THE
REGISTRATION STATEMENT ON FORM S-4 FILED BY TRW AUTOMOTIVE INC. (THE "ISSUER")
AND CERTAIN SUBSIDIARIES OF THE ISSUER, INCLUDING THE COMPANY (THE "GUARANTORS")
WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, RELATING TO THE ISSUANCE OF EXCHANGE NOTES
BY THE ISSUER AND THE ISSUANCE OF EXCHANGE GUARANTEES UNDER THE INDENTURES AMONG
THE ISSUER, THE GUARANTORS AND THE BANK OF NEW YORK (THE "TRUSTEE").

1.      You have requested us to provide the following opinion in the context of the above transaction for the purposes set out in paragraph 10. We have acted as counsel to the Company as to Luxembourg law in relation to the above transaction and have reviewed, for the purpose of the present opinion (the "OPINION"), execution copies of:

1.1     an indenture dated as of February 18, 2003 between the Issuer and the
        Trustee providing for the issuance of USD 925,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2013 (the "EXCHANGE DOLLAR
        SENIOR SECURITIES") and the issuance by the Guarantors of guarantees with respect to the Exchange Dollar Senior Securities (the "DOLLAR
        SENIOR Guarantees"), as supplemented by the supplemental indenture dated as of February 28, 2003, among, inter alia, the Issuer, the Trustee and the Company, as one of the guarantors (the "DOLLAR SENIOR NOTES
        INDENTURE");

1.2     an indenture dated as of February 18, 2003 between the Issuer and the
        Trustee providing for the issuance of (eurodollar)200,000,000 aggregate principal amount of 10 1/8% Senior Notes due 2013 (the "EXCHANGE EURO
        SENIOR SECURITIES") and the issuance by the Guarantors of guarantees with respect to the Exchange Euro Senior Securities (the "EURO SENIOR

        GUARANTEES"), as supplemented by the supplemental indenture dated as of
        February 28, 2003, among, inter alia, the Issuer, the Trustee and the
        Company, as one of the guarantors (the "EURO SENIOR NOTES INDENTURE");

1.3     an indenture dated as of February 18, 2003 between the Issuer and the
        Trustee providing for the issuance of USD 300,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2013 (the
        "EXCHANGE DOLLAR SENIOR SUBORDINATED SECURITIES") and the issuance by the Guarantors of guarantees with respect to the Exchange Dollar Senior
        Subordinated Securities (the "DOLLAR SENIOR SUBORDINATED GUARANTEES"),
        as supplemented by the supplemental indenture dated as of February 28,
        2003, among, inter alia, the Issuer, the Trustee and the Company, as one of the guarantors (the "DOLLAR SENIOR SUBORDINATED NOTES INDENTURE");
        and

1.4     an indenture dated as of February 18, 2003 between the Issuer and the
        Trustee providing for the issuance of (eurodollar)125,000,000 aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2013 (the
        "EXCHANGE EURO SENIOR SUBORDINATED SECURITIES") and the issuance by the
        Guarantors of guarantees relating to the Exchange Euro Senior
        Subordinated Securities (the "EURO SENIOR SUBORDINATED GUARANTEES"), as
        supplemented by the supplemental indenture dated as of February 28,
        2003, among, inter alia, the Issuer, the Trustee and the Company, as one of the guarantors (the "EURO SENIOR SUBORDINATED NOTES INDENTURE")

(collectively referred to as the "INDENTURES").

2.      Terms defined in the Indentures shall bear the same meaning herein, unless expressly provided to the contrary.

3.      We have further reviewed the following documents in relation to the
        Company:

3.1     a copy of its updated articles of association ("statuts coordonnes")
        dated 27 February 2003 (hereafter, the "CONSTITUTIONAL DOCUMENTS");

3.2     a copy of the decision of the sole manager of the Company dated 28
        February 2003, approving, inter alia, the guarantee by the Company of the Issuer's obligations and the terms and provisions of the supplemental indenture to each of the indentures (the "BOARD
        RESOLUTION"); and

3.3     a copy of a manager's certificate dated 28 February 2003 certifying (i)
        that the Constitutional Documents are true, complete and up-to-date, that (ii) that the resolutions as set out in the Board Resolution are in full force and effect, and (iii) that there is no pending proceeding for the dissolution or the liquidation of the Company or, threatening its existence (the "MANAGER'S CERTIFICATE").

        (all such documents being referred to collectively as the "CORPORATE
        DOCUMENTS").

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4.      We have not reviewed any documents other than the Indentures and the
        Corporate Documents as defined above, and this Opinion does not purport to address any legal issues that arise in relation to such other documents that may be or come into in force between the parties.

5.      This Opinion is confined to and given on the basis of the laws of the
        Grand Duchy of Luxembourg ("LUXEMBOURG") as currently applied by the
        Luxembourg courts in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion and do not express or imply any opinion in relation to any such laws.
        Notwithstanding the particular assumptions below, we have assumed that there is nothing in the law of any jurisdiction other than Luxembourg which would affect this Opinion.

6.      This Opinion is given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

7.      The Opinion assumes (it being understood that, where relevant, such assumptions shall cover the date of execution of any relevant documents and the time period up to the date hereof, and it is assumed that such assumptions are true throughout this period):

7.1     the genuineness of all signatures and seals, and that persons purported to have signed have in fact signed;

7.2     the completeness and conformity to the originals of all documents supplied to us as certified, facsimile, photostatic or electronic copies or documents sent by fax or email and the authenticity of all original documents, as well as the accuracy and authenticity of all documents submitted to us;

7.3     that each of the parties to the Indentures other than the Company (the
        "OTHER PARTIES") are duly incorporated or organised and validly existing under the laws of their respective places of incorporation and all other applicable laws;

7.4     the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform their respective obligations under the Indentures;

7.5     the due execution and delivery by each of the Other Parties of the
        Indentures;

7.6     that the execution, delivery and performance by each of the Other
        Parties of the Indentures is legal, valid and binding on them under the laws of their place of incorporation or organisation and under all other applicable laws (other than the laws of Luxembourg), in their best corporate interest and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws (other than the laws of Luxembourg);

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7.7     that all obligations under the Indentures are valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than the laws of Luxembourg), most notably the expressed governing law, and that the choice of such governing law is valid and enforceable as a matter of that governing law and all other applicable laws (other than
        Luxembourg law), and that there is no provision of the laws of any jurisdiction (other than Luxembourg) that would have a bearing on the foregoing;

7.8     that the parties entered bona fide and on arms length terms into the
        Indentures without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (and in particular any tax law);

7.9     that the Company is in full compliance with the law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations) imposing certain requirements on companies having established its registered office with a third party (other than a shareholder exercising a significant influence on the conduct of the domiciliated company's business) providing certain administrative services to such company;

7.10    that the Company has its place of principal management and its centre of main interests in Luxembourg and that it has no establishment outside
        Luxembourg, in each case as such terms are defined in Council Regulation
        (EC) n(degree)1346/2000 of 29 May 2000 on insolvency proceedings
        ("REGULATION 1346/2000") or under applicable Luxembourg law;

7.11    that the entry into, the execution of and the performance under the
        Indentures is in the best corporate interest of the Company (in this respect, we refer you to the relevant wording contained in the Board
        Resolution);

7.12    that the guarantee granted by the Company pursuant to the Indentures is limited to the same extent as under the senior credit agreement dated as of 28 February 2003 entered into inter alia among the Issuer, TRW
        Automotive Holdings Corp., TRW Automotive Intermediate Holdings Corp.,
        the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto from time to time, JPMorgan Chase Bank as Administrative Agent and other banks named therein;

7.13    that the Board Resolution has been validly taken, has not been rescinded or amended and that there have been no amendments to the
        Constitutional Documents;

7.14    that no winding-up, insolvency or other similar petition has been presented for any of the parties to the Indentures;

7.15    that no effective resolution has been passed approving a voluntary winding-up of the Company ("liquidation") and that none of the parties is subject to bankruptcy ("faillite"), moratorium, controlled management
        ("gestion controlee"), suspension of payments ("sursis de paiement"), court ordered liquidation ("liquidation judiciaire"), composition

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        proceedings ("concordat") or reorganisation or any similar procedure affecting the rights of creditors generally; and

7.16    that none of the parties meets or threatens to meet the criteria for the opening of any of the procedures referred to under 7.15.

8.      On the above assumptions, and subject to the reservations set out below, we are of the opinion that:

8.1     the Company is a company duly incorporated and validly existing in
        Luxembourg as a "societe a responsabilite limitee" with power to enter into the Indentures and to exercise its rights and perform its obligations under the Indentures;

8.2     the Company has duly authorized and executed the Indentures in accordance with the Constitutional Documents and the laws of Luxembourg;

8.3     the obligations expressed to be assumed by the Company in the Indentures are not contrary to any rules of Luxembourg international public policy
        ("ordre public international") or mandatory laws ("lois de police")
        applicable in this context and in any proceedings commenced in
        Luxembourg, the obligations expressed to be assumed by the Company in the Indentures would be recognised by the Luxembourg courts as its legal, valid and binding obligations, enforceable in accordance with their terms;

8.4     no further acts, conditions and things are required by Luxembourg law to be done, fulfilled and performed in order (a) to enable the Company lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in the Indentures, (b) to ensure that the obligations expressed to be assumed by the Company in the Indentures are legal, valid and binding and (c) to make the
        Indentures admissible in evidence in Luxembourg;

8.5     the choice of the laws of the state of New York as the governing law of the Indentures will be recognised and given effect by the courts of
        Luxembourg as a valid choice of law, subject to any overriding principles of Luxembourg public order ("ordre public") and subject, at the discretion of the courts, to the mandatory laws of any jurisdiction with which the Indentures would have a close connection if such laws are meant to be applicable irrespective of the contractual governing law;

8.6     under Luxembourg law, it is not necessary that the Indentures be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Indentures in accordance therewith, except that in case of court proceedings in a Luxembourg court, or the presentation of the Indentures to an autorite constituee in Luxembourg, such court or autorite constituee may require registration of the Indentures, in which case the
        Indentures will be subject to (depending on the nature of the agreements) ad valorem (such as for instance a registration duty of
        0.24% calculated on the amounts mentioned in those agreements) or

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        fixed (such as for instance a fixed duty of 12(eurodollar) for a pledge)
        registration duties, such duties being payable by the party being ordered to register them.

9.      The opinion set forth above is subject to the following reservations:

9.1     the rights and obligations of the parties under the Indentures may be limited by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors' rights generally. In particular, during a gestion controlee (controlled management) procedure under the
        Grand-Ducal Decree dated May 24, 1935 on the procedure of gestion controlee (the "1935 DECREE"), the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management. Furthermore, declarations of default and subsequent acceleration (such as an acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court in these circumstances;

9.2     the rights and obligations of the parties under the Indentures may be limited by general principles of criminal law, including but not limited to criminal freezing orders;

9.3     all rights and obligations arising under the Indentures involving (i)
        the government of any country which is currently the subject of United
        Nations, the European Union or any other applicable sanctions (an
        "AFFECTED COUNTRY"), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European
        Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law;

9.4     whilst, in the event of any proceedings being brought in a Luxembourg
        Court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg Court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against the Company in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro;

9.5     a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg Court as constituting an excessive pecuniary remedy;

9.6     the enforcement of the Indentures and the rights and obligations of the parties thereto will be subject to the general statutory principles of
        Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary.
        Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific

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        performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy;

9.7     with respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon the Company, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a party to provide further evidence;

9.8     a discretion established in favour of one party by any provision of the Indentures will have to be exercised in a reasonable manner;

9.9     we express no opinion as to the validity or enforceability of provisions of the Indentures providing for interest being payable in specified circumstances on due and payable interests; such clauses may not be enforceable against a Luxembourg party before a Luxembourg court even if they are valid under the respective governing law;

9.10    we express no opinion as to whether any provision in the Indentures conferring a right of set-off or similar right would be effective against a bankruptcy receiver, liquidator or creditor;

9.11    claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim;

9.12    a Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere;

9.13    the president of a competent District Court (Tribunal d'Arrondissement)
        in the Grand-Duchy of Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings ("refere") or a permission to levy a prejudgement attachment ("autorisation de saisie-arret conservatoire"), may assume jurisdiction, on the basis of the general provisions of Luxembourg law, in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would most likely be governed by Luxembourg law;

9.14    the Luxembourg courts would not apply a chosen foreign law if the choice was not made bona fide and/or if:

        9.14.1 the foreign law was not pleaded and proved, or

        9.14.2 if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg international public policy or public order;

9.15    a Luxembourg court may refuse to apply the chosen governing law if:

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        9.15.1 all elements of the matter are localised in a country other than the jurisdiction of the chosen governing law in which case it may apply the imperative laws of that jurisdiction, or

        9.15.2 the agreement has a strong connection to another jurisdiction and certain laws of that jurisdiction are applicable regardless of the chosen governing law ("lois de police"), in which case it may apply those laws, or

        9.15.3 a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by the applicable law;

9.16    the admissibility as evidence of the Indentures before a Luxembourg
        Court or Public Authority to which the Indentures are produced may require that the Indentures be accompanied by a complete or partial translation into French or German;

9.17    we express no opinion on the recognition of trusts under Luxembourg law;

9.18    no opinion is given as to whether the performance of the Indentures would cause any borrowing limits, debt/equity ratios, prudential, regulatory or other applicable ratios or borrowing limits of the Company to be exceeded or as to the consequences thereof;

9.19    no opinion is expressed on any tax consequences of the Indentures or the transactions considered;

9.20    to the extent not covered by this Opinion, no opinion is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Indentures or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them;

9.21    we express no opinion as to validity, effectiveness and enforceability of non-petition or non-recourse clauses; according to Belgian legal writing, to which Luxembourg courts may turn for the analysis of the validity of non-petition covenants in the framework of the (potential)
        opening of Luxembourg insolvency proceedings, non-petition covenants could be considered null and void as being contrary to principles of public policy. There is currently no published case-law on this point under Luxembourg law;

9.22    we express no opinion as regards the effectiveness of a revocation by a
        Luxembourg party of a power of attorney granted by it and expressed to be irrevocable; to the extent Luxembourg law is applicable to such provision, a power of attorney granted may be capable of being revoked despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney,

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        although such a revocation may give rise to damages against the revoking party for breach of contract;

9.23    any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Company, explicitly or by implication, will terminate by law and without notice upon the Company's bankruptcy ("faillite") or judicial winding-up
        ("liquidation judiciaire"), and become ineffective upon such Luxembourg party entering controlled management and suspension of payments
        ("gestion controlee et sursis de paiement") (in both cases except in very limited circumstances); and

9.24    a severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

10.     In this Opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This
        Opinion may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

        We hereby consent to the filing of our opinion as Exhibit 5.5. to the
        Registration Statement. It is strictly limited to the matters stated
        herein, it only speaks as of this day and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Indentures or otherwise. It may not otherwise be used or relied upon by any other person, without, in any such case, our prior written consent. This Opinion does not contain any undertaking to update it or to inform you of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

Yours faithfully,

KREMER ASSOCIES & CLIFFORD CHANCE

By CHRISTIAN KREMER

/s/ Christian Kremer

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